Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION (EMBARGOED UNTIL 3:15 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation

David A. Baumgarten

President and Chief Executive Officer

or

Michael W. Dosland

Senior Vice President and Chief Financial Officer

(414) 354-1500

BANK MUTUAL CORPORATION REPORTS

NET INCOME FOR THE SECOND QUARTER OF 2015

Milwaukee, Wisconsin

July 15, 2015

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $3.6 million or $0.08 per diluted share in the second quarter of 2015, which was comparable to results reported in the same quarter of the previous year. Year-to-date, Bank Mutual Corporation (“Bank Mutual”) reported net income of $7.1 million or $0.15 per diluted share in 2015 compared to $6.4 million or $0.14 per diluted share in the same six-month period in 2014. Earnings in the 2015 periods were favorably impacted by recoveries of loan losses, higher brokerage and insurance commissions, higher mortgage banking revenue, lower net losses and expenses on foreclosed real estate, and lower legal, consulting, and other professional costs. These developments were largely offset by higher compensation-related costs, lower net interest income, and higher occupancy, equipment, and data processing costs.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, noted, “Loan growth didn’t materialize for us in the second quarter as we had anticipated, which reduced our net interest income. This development was due in part to lower credit line usage and a number of loan payoffs by certain of our commercial borrowers, as well as a larger than expected amount of construction loans that went to permanent financing away from our bank.” Baumgarten continued, “However, the good news is that our loan pipelines and unfunded construction commitments are as high as they’ve been in recent periods, so we continue to be optimistic about loan growth in the near term.”

1

Bank Mutual’s net interest income declined by $440,000 or 2.5% and by $424,000 or 1.2% during the three and six months ended June 30, 2015, respectively, compared to the same periods in 2014, respectively. These declines were primarily attributable to a decrease in Bank Mutual’s net interest margin that was only partially offset by an increase in its average earning assets. Bank Mutual’s net interest margin was 3.15% during the six months ended June 30, 2015, compared to 3.29% during the same period in the prior year. During the six-month period just ended, the average yield on Bank Mutual’s earning assets declined by 19 basis points compared to the same period last year, but its average cost of funds declined by only four basis points between the periods. The decline in the average yield on earning assets was largely due to the continued repricing of Bank Mutual’s loan portfolio to lower rates in the current interest rate environment. The decline in the average cost of funds was primarily due to a five basis point decline in the average cost of its certificates of deposit, which was also due to continued repricing of such deposits at lower rates. However, it should be noted that in recent months Bank Mutual has increased rates and lengthened maturity terms on certain of the certificates of deposit it offers customers in an effort to fund growth in earning assets and to manage exposure to future changes in interest rates.

Also contributing to the four basis point decline in Bank Mutual’s average cost of funds during the six months ended June 30, 2015, was an increase in average borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago compared to the same period in 2014. This increase occurred primarily in overnight borrowings, which were drawn to fund the growth in earning assets between the periods. These borrowings typically have a lower interest cost than deposit liabilities, particularly certificates of deposit, which effectively reduces Bank Mutual’s average cost of funds. Management expects to replace these borrowings in the near term with increases in certificates of deposit, although there can be no assurances. If this occurs, management anticipates that Bank Mutual’s average cost of funds will increase in the near term.

Bank Mutual’s average earning assets increased by $69.3 million or 3.3% during the six months ended June 30, 2015, compared to the same period in 2014. This increase was primarily due to a $113.1 million or 7.5% increase in average loans receivable in the 2015 period compared to 2014. This development was partially offset by a $51.4 million or 9.0% decrease in average mortgage-related securities in the 2015 period compared to 2014. Average mortgage-related securities declined in 2015 relative to 2014 despite the purchases of such securities in 2015, as noted later in this release.

Bank Mutual’s provision for (recovery of) loan losses was $(752,000) in the second quarter of 2015 compared to $321,000 in the same quarter last year. The provision (recovery) for the six months ended June 30, 2014, was $(1.7) million compared to $334,000 in the same period last year. A continued decline in Bank Mutual’s actual loan charge-off experience in recent periods has had a favorable impact on the methodology it uses to compute general valuation allowances for most of its loan types, which is the principal reason for the loss recoveries in the 2015 periods. Also contributing was a continued decline in the level of Bank Mutual’s non-performing and classified loans, as described later in this release.

General economic, employment, and real estate conditions continue to improve in Bank Mutual’s markets. If such conditions continue in the near term and Bank Mutual continues to experience stable or reduced levels of non-performing loans, classified loans, and/or loan charge-offs, management anticipates that the provision for (recovery of) loan losses may consist of net recoveries during the remainder of 2015 and into 2016. However, there can be no assurances that these trends will continue or that classified loans, non-performing loans, and/or loan charge-off experience will not increase in future periods. Accordingly, there can be no assurances that Bank Mutual’s provision for (recovery of) loan losses will not fluctuate considerably from period to period.

2

Deposit-related fees and charges declined by $54,000 or 1.8% and by $109,000 or 1.9% during the three and six months ended June 30, 2015, respectively, compared to the same periods in the previous year, respectively. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account service charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. Management attributes the decline in deposit-related fees and charges to changes in customer spending behavior in recent periods which has resulted in lower revenue from overdraft charges and from check printing commissions. These developments have been partially offset by increased revenue from treasury management and merchant card processing services that Bank Mutual offers to commercial depositors.

Brokerage and insurance commissions were $822,000 during the second quarter of 2015, which was $131,000 or 19.0% higher than the same quarter in the previous year. Year-to-date this source of revenue was $2.0 million, which was $610,000 or 44.3% higher than the same period in 2014. This revenue item typically consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. The increases in this revenue item in the 2015 periods were primarily due to non-refundable incentive payments Bank Mutual received both to enter into a new relationship with a third-party financial service provider and to assist in recruiting additional qualified financial advisors. The new financial service provider has enabled Bank Mutual to expand the investment products and services that it provides to its brokerage and investment advisory customers, as well as attract additional financial advisors because of such expanded products and services.

Mortgage banking revenue, net, was $974,000 and $1.8 million during three- and six-month periods ended June 30, 2015, respectively. This compared to $792,000 and $1.4 million during the same periods in 2014, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated:

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
	(Dollars in thousands)
Gross loan servicing fees	$666	$702	$1,342	$1,418
Mortgage servicing rights amortization	(492)	(456)	(1,000)	(878)
Mortgage servicing rights valuation recovery	–	1	–	1
Loan servicing revenue, net	174	247	342	541
Gain on loan sales activities, net	800	545	1,499	881
Mortgage banking revenue, net	$974	$792	$1,841	$1,422

Loan servicing revenue, net, declined during the three- and six-month periods in 2015 compared to the same periods in 2014. These declines were caused by a combination of lower gross loan servicing fees and higher amortization of mortgage servicing rights (“MSRs”). Gross loan servicing fees declined in the 2015 periods due to an overall decline in loans serviced for third-party investors. As of June 30, 2015, Bank Mutual serviced $1.06 billion in loans for third-party investors compared to $1.11 billion one year earlier.

Amortization of MSRs increased during the three- and six-month periods in 2015 compared to the same periods in the prior year. Lower market interest rates for one- to four-family residential loans in late 2014 and into 2015 caused higher levels of actual and expected loan prepayment activity, which resulted in higher MSR amortization in the 2015 periods compared to the prior year periods.

3

The change in the valuation allowance that Bank Mutual establishes against its MSRs is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. As of June 30, 2015, Bank Mutual had no valuation allowance against its MSRs, which had a net book value of $7.5 million as of that date. MSR valuation allowances typically increase in periods of lower market interest rates, such as that which has occurred in 2015. During such rate environments, loan refinance activity and expectations for future loan prepayments generally increase, which typically reduces the fair value of MSRs and results in an increase in the MSR valuation allowance. However, market interest rates for one- to four-family mortgage loans as of June 30, 2015, were not low enough to generate an MSR valuation allowance as of that date. However, there can be no assurances that an increase in the MSR valuation allowance will not be required in the future, particularly if market interest rates for one- to four-family residential loans remain low or decline. An increase in the MSR valuation allowance, if any, would result in a charge to earnings in the period of the increase.

Gain on loan sales activities, net, was $800,000 and $1.5 million during the three and six months ended June 30, 2015, respectively, compared to $545,000 and $881,000 during the same periods in 2014, respectively. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. In the first half of 2015, sales of these loans were $56.0 million, which was $27.3 million or over 95% higher than the same period in 2014. Lower market interest rates for one- to four-family residential loans in 2015, as previously noted, resulted in higher originations and sales of such loans in the first six months of 2015 compared to the same period of the prior year. Management anticipates that low rates, combined with expectations for an improving housing market during the remainder of the year, could continue to result in higher originations and sales of residential loans by Bank Mutual in 2015 compared to 2014. However, the origination and sale of residential loans is subject to variations in market interest rates and other factors outside of management’s control. Accordingly, there can be no assurances that such originations and sales will increase or will not vary considerably from period to period.

Loan-related fees were $490,000 and $927,000 during the three and six months ended June 30, 2015, respectively. These amounts compared to $586,000 and $811,000 during the same periods in 2014, respectively. In previous periods, loan-related fees were reported as a component of other non-interest income. Loan-related fees consist of periodic income from lending activities that are not deferred as yield adjustments under the applicable accounting rules. The most significant source of fees in this revenue category are those realized from interest rate swaps related to commercial loan relationships. Bank Mutual mitigates the interest rate risk associated with certain of its loan relationships by executing interest rate swaps, the accounting for which results in the recognition of a certain amount of fee income at the time the swap contracts are executed. Management expects that this source of revenue will vary from period to period depending on borrower preference for the types of loan relationships that generate the interest rate swaps.

4

During the second quarter of 2015, Bank Mutual recorded a $154,000 gain on the disposition of a real estate property that it held for investment purposes. On a year-to-date basis, this gain was more than offset by a $320,000 loss that Bank Mutual recorded in the first quarter on certain other real estate properties that it holds for investment purposes. The losses recorded in the first quarter were based on third-party appraisals that management obtained to assist in making a decision on whether the properties should be listed for sale. Management continues to actively sell certain of the properties that Bank Mutual holds for investment purposes, but does not expect to realize material gains or losses on the future disposition of such properties, if any.

Income from bank-owned life insurance (“BOLI”) was $473,000 during the three months ended June 30, 2015, compared to $582,000 during the same period in 2014. On a year-to-date basis, income from BOLI was $942,000 in 2015 compared to $1.1 million in the same period of 2014. Results in the 2014 periods include payouts of excess death benefits under the terms of the insurance contracts. The 2015 periods do not include any payouts related to excess death benefits.

Other non-interest income was $45,000 during the first quarter of 2015 compared to $50,000 during the same quarter in 2014. Year-to-date, other non-interest income was $170,000 in 2015 compared to $77,000 during the same period in 2014. The year-to-date change was primarily due to an increase in the fair value of certain investments held in trust for non-qualified employee benefit plans.

Compensation-related expenses increased by $913,000 or 9.0% during the second quarter of 2015 compared to the same quarter in 2014. Year-to-date, compensation-related expenses increased by $2.2 million or 11.1% during the first half of 2015 compared to the same period in the previous year. These increases were partly the result of increased costs associated with Bank Mutual’s defined benefit pension plan, which was caused in large part by a decrease in the discount rate used to determine the present value of the pension obligation, but also to a change in certain other actuarial assumptions. On a year-to-date basis, this increase was $1.0 million compared to 2014. Also contributing to the increases in compensation-related expenses was a change in 2014 in the manner in which employees earned benefits for compensated absences. This change reduced Bank Mutual’s expense for compensated absences in the prior year, which resulted in that expense being $547,000 higher during the first six months of 2015 than it was during the same period of 2014. Compensation-related expense in the 2015 periods was also higher because of normal annual merit increases granted to most employees at the beginning of the year, as well as higher stock-based compensation expense. Finally, compensation-related expenses in the 2015 year-to-date period included $83,000 for employee severance costs related to Bank Mutual’s recent closing of seven retail branch offices, as more fully-described later in this release.

Occupancy, equipment, and data processing costs increased by $301,000 or 10.0% and by $751,000 or 11.8% during the three and six months ended June 30, 2015, respectively, compared to the same periods in the prior year, respectively. These increases were due in part to increases in certain data processing and software costs related to new systems Bank Mutual has installed in recent periods. Also contributing to the year-to-date increase was $215,000 in asset disposition costs and $54,000 in other facility-related costs associated with Bank Mutual’s closing of seven retail branch offices, as noted later in this release. The asset disposition costs were based primarily on recent third-party appraisals of the related real estate.

5

Federal deposit insurance premiums were $358,000 and $372,000 during the three months ended June 30, 2015 and 2014, respectively, and $728,000 and $746,000 during the six months ended as of the same dates, respectively. In June of 2015 the Federal Deposit Insurance Corporation (“FDIC”) issued a proposed rule that would change how insured financial institutions are assessed for deposit insurance. Under the proposed rule management estimates that Bank Mutual’s federal deposit insurance premium rate could decline by approximately 40% from its current level. However, management anticipates that, even if the rule is adopted as currently proposed, it will not have an impact on Bank Mutual’s premium rate until later in 2016. Furthermore, there can be no assurances that the rule will be adopted as proposed or that it will not be significantly changed prior to its final adoption, which could materially change the deposit insurance premiums Bank Mutual might otherwise expect to pay in the future.

Advertising and marketing-related expense was $555,000 and $868,000 during the three and six months ended June 30, 2015, respectively, compared to $505,000 and $969,000 during the same periods in 2014, respectively. Management expects that advertising and marketing-related expense in the full year of 2015 will approximate what it was during the full year of 2014. However, this result will depend on future management decisions and there can be no assurances.

Net losses and expenses on foreclosed real estate were $393,000 and $539,000 during the three and six months ended June 30, 2015, respectively, compared to $607,000 and $967,000 in the same periods of 2014, respectively. In general, Bank Mutual has experienced lower losses and expenses on foreclosed real estate in recent periods due to reduced levels of foreclosed properties and improved market conditions.

In May of 2015 Bank Mutual closed seven retail branch offices in connection with an efficiency and expense reduction effort. Management anticipates that this action will result in annual net cost savings of approximately $1.5 million. Bank Mutual will continue to provide products and services to the affected customers through its other nearby locations, as well as its internet, mobile banking, and telephone delivery channels. Management believes that it will retain the majority of the deposits and loans formerly serviced through these locations, which were $67.9 million and $24.8 million, respectively, at the time the offices were closed, although there can be no assurances. In connection with the branch closures Bank Mutual recorded certain one-time costs in non-interest expense in the first quarter of 2015, as previously described in this release. Bank Mutual also transferred $917,000 in net book value of real estate related to the closed offices to real estate held for investment and has listed the properties for sale. Bank Mutual does not expect to record additional material gains or losses on the ultimate disposition of these properties, if any, although there can be no assurances.

Other non-interest expense was $2.3 million during the second quarter of 2015 compared to $2.6 million during the same quarter in 2014. Year-to-date, other non-interest expense was $4.5 million in 2015 compared to $4.9 million during the same period in 2014. These decreases were due primarily to lower spending on legal, consulting, and other professional services in 2015 as compared to 2014.

Income tax expense was $2.1 million and $2.0 million during the three months ended June 30, 2015 and 2014, respectively, and was $4.2 million and $4.4 million during the six months ended as of the same dates, respectively. Bank Mutual’s effective tax rates (“ETRs”) were 36.8% and 35.7% during the second quarters of 2015 and 2014, respectively. The 2014 year-to-date period included a one-time charge of $518,000 related to a state tax settlement, net of the related federal benefit. Excluding that charge, Bank Mutual’s ETRs were 36.8% and 36.1% during the six-month periods in 2015 and 2014, respectively. Bank Mutual’s ETR will vary from period to period due primarily to the impact of non-taxable revenue items, such as earnings from BOLI and tax-exempt interest income. Bank Mutual’s ETR will generally be higher in periods in which these non-taxable revenue items comprise a smaller portion of pre-tax income.

6

Bank Mutual’s total assets increased by $91.4 million or 3.9% during the six months ended June 30, 2015. During this period Bank Mutual’s mortgage-related securities available-for-sale increased by $92.6 million as a result of the purchase of securities intended to maintain the portfolio at a level considered sufficient to sustain balance sheet liquidity. This increase was funded by a $76.6 million increase in borrowings from the FHLB of Chicago, a seasonal increase of $16.3 million in advance payments by borrowers for taxes and insurance, and a $13.3 million increase in deposit liabilities. Bank Mutual’s total shareholders’ equity was $279.0 million at June 30, 2015, compared to $280.7 million at December 31, 2014.

Bank Mutual’s loans receivable decreased by $2.8 million or 0.2% during the six months ended June 30, 2015. During this period increases in multi-family, commercial real estate, and construction loans (net of the undisbursed portion) were more than offset by declines in commercial and industrial (C&I), one- to four-family mortgage, and home equity loans. The decline in Bank Mutual’s C&I loans was attributable to reduced credit line usage by certain large borrowers in recent months, as well as the payoff by borrowers of a number of larger term loans. Despite these developments, management believes that the C&I loan portfolio, as well as the multi-family, commercial real estate, and construction loan portfolios, may continue to increase in the near term at their recent historical growth rates. However, changes in loans are subject to economic, market, and competitive factors outside of Bank Mutual’s control and there can be no assurances that expected loan growth will continue or that total loans will not decrease in future periods.

Construction loans, net of the undisbursed portion, increased only slightly during the six months ended June 30, 2015, despite a significant increase in the origination of such loans during the period. This development was mostly due to a large amount of construction loans that refinanced to permanent financing away from Bank Mutual after the completion of the their construction phase. In many cases Bank Mutual chooses to not compete aggressively for the permanent financing on these loans because of pricing, terms, and/or other conditions that management considers to be unfavorable. It should be noted, however, that the significant increase in the origination of construction loans in 2015 caused the undisbursed portion of such loans to increase significantly, from $162.5 million at December 31, 2014, to $233.3 million at June 30, 2015. Management expects that these loans will be fully disbursed over the next few quarters, which should contribute to continued growth in total loans outstanding, although there can be no assurances.

The declines in one- to four-family permanent loans and home equity loans during the six months ended June 30, 2015, were largely the result of a relatively low interest rate environment. This environment favored the refinancing of such loans by borrowers into new fixed-rate, one-to four-family mortgage loans, which Bank Mutual typically sells in the secondary market, as previously described. Also contributing to the decreases, however, was low customer demand in recent periods for adjustable-rate mortgage loans, which Bank Mutual generally retains in its loan portfolio, as well as low customer demand for home equity loans. Management does not expect these trends to change in the near term.

7

Bank Mutual’s deposit liabilities increased by $13.3 million or 0.8% during the six months ended June 30, 2015. Transaction deposits, consisting of checking, savings, and money market accounts, increased by $9.4 million or 0.8% during the period and certificates of deposit increased by $4.0 million or 0.8%. As noted earlier in this release, in recent months Bank Mutual has increased rates and lengthened maturity terms on certain of the certificates of deposit it offers customers. Accordingly, management believes that the average cost of Bank Mutual’s certificates of deposit may increase modestly in the near term and that such trend could continue for the foreseeable future. Furthermore, management anticipates that certificates of deposit may increase further in 2015 as a result of this strategy and that such increase will be used to reduce Bank Mutual’s overnight borrowings from the FHLB of Chicago and/or fund growth in its earning assets, although there can be no assurances.

Bank Mutual’s transaction deposits have increased in recent periods due in part to management’s efforts to increase sales of such products and related services to commercial businesses, as well as its efforts to focus retail sales efforts on such products and services. For example, non-interest-bearing checking accounts have increased $29.6 million or 16.7% in the past twelve months and $75.6 million or almost 60% the past three years due in part to these efforts. Also contributing to the increase, however, has been customer reaction to the relatively low interest rate environment for deposit products. Management believes that this environment has encouraged some customers to switch to transaction deposits in an effort to retain flexibility in the event interest rates increase in the future. If interest rates increase in the future, customer preference may shift from transaction deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could increase Bank Mutual’s cost of funds in the future, which would have an adverse impact on its net interest margin.

Bank Mutual’s shareholders’ equity was $279.0 million at June 30, 2015, compared to $280.7 million at December 31, 2014. This decrease was due in part to Bank Mutual’s repurchase of $5.6 million of its common stock during the period at an average price of $7.16 per share. Also contributing to the decrease was the payment of $4.2 million in regular dividends. These developments were only partially offset by net income of $7.1 million during the six months ended June 30, 2015. The book value of Bank Mutual’s common stock as of June 30, 2015, and December 31, 2014, was $6.06 per share and $6.03 per share, respectively.

Bank Mutual’s ratio of shareholders’ equity to total assets was 11.53% at June 30, 2015, compared to 12.06% at December 31, 2014. The decrease in this ratio was due to the combined effects of the increase in Bank Mutual’s total assets during the first half of the year, as previously described, and the decline in shareholders’ equity, as noted in the previous paragraph. Bank Mutual is “well capitalized” for regulatory capital purposes. As of March 31, 2015 (the latest information available), Bank Mutual had a total risk-based capital ratio of 17.46% and a Tier 1 leverage capital ratio of 11.97%. The minimum ratios to be considered “well capitalized” under current regulations are 10% and 5% for these ratios, respectively. The minimums to be considered “adequately capitalized” are 8% and 4%, respectively.

8

Bank Mutual’s non-performing loans were $11.3 million or 0.70% of loans receivable as of June 30, 2015, compared to $12.0 million or 0.74% of loans receivable as of December 31, 2014. Non-performing assets, which includes non-performing loans, were $15.1 million or 0.62% of total assets and $16.7 million or 0.72% of total assets as of these same dates, respectively. Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to non-performing assets, at June 30, 2015, management was closely monitoring $44.9 million in additional loans that were classified as “special mention” and $23.5 million in additional loans that were classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. These amounts compared to $43.5 million and $33.4 million, respectively, as of December 31, 2014. As of June 30, 2015, most of these additional loans that were classified as “special mention” or “substandard” were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. Management does not believe any of these loans were impaired as of June 30, 2015, although there can be no assurances that the loans will not become impaired in future periods. Loans classified as “substandard” have declined in recent months as a number of such loans have been either upgraded or have been paid-off by the borrowers.

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing assets and/or classified loans in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual’s allowance for loan losses was $20.0 million or 1.23% of total loans at June 30, 2015, compared to $22.3 million or 1.37% of total loans at December 31, 2014. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 176.6% at June 30, 2015, compared to 185.7% at December 31, 2014. Management believes the allowance for loan losses at June 30, 2015, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin based on total assets. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. As of June 30, 2015, its subsidiary bank operated 68 banking locations in the state of Wisconsin and one in Minnesota.

*  *  *  *  *

9

Cautionary Statements

This release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends, share repurchases, or otherwise, to maintain or achieve those levels, including the possible effects of new regulatory capital requirements under Basel III; recent, pending, and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); other potential regulatory or other actions affecting Bank Mutual or the Bank; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism or other global conflicts; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2014 Annual Report on Form 10-K.

10

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	June 30	December 31
	2015	2014
ASSETS
Cash and due from banks	$17,580	$34,727
Interest-earning deposits	35,257	11,450
Cash and cash equivalents	52,837	46,177
Mortgage-related securities available-for-sale, at fair value	414,513	321,883
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $132,950 in 2015 and $134,117 in 2014)	131,140	132,525
Loans held-for-sale	4,361	3,837
Loans receivable (net of allowance for loan losses of $20,040 in 2015 and $22,289 in 2014)	1,628,491	1,631,303
Mortgage servicing rights, net	7,490	7,867
Other assets	181,045	184,854

Total assets	$2,419,877	$2,328,446

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,732,102	$1,718,756
Borrowings	333,029	256,469
Advance payments by borrowers for taxes and insurance	21,030	4,742
Other liabilities	54,677	63,988
Total liabilities	2,140,838	2,043,955
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2015 and 2014
Issued and outstanding - none in 2015 and 2014	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2015 and 2014
Issued - 78,783,849 shares in 2015 and 2014
Outstanding - 46,049,725 shares in 2015 and 46,568,284 in 2014	788	788
Additional paid-in capital	486,240	488,467
Retained earnings	162,011	159,065
Accumulated other comprehensive loss	(11,178)	(11,136)
Treasury stock - 32,734,124 shares in 2015 and 32,215,565 in 2014	(358,822)	(356,467)
Total shareholders' equity	279,039	280,717
Non-controlling interest in real estate partnership	-	3,774
Total equity including non-controlling interest	279,039	284,491

Total liabilities and equity	$2,419,877	$2,328,446

11

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Interest income:
Loans	$16,337	$16,518	$32,854	$32,810
Mortgage-related securities	2,871	3,243	5,713	6,598
Investment securities	57	33	104	56
Interest-earning deposits	6	4	10	7
Total interest income	19,271	19,798	38,681	39,471
Interest expense:
Deposits	1,152	1,226	2,246	2,588
Borrowings	1,157	1,170	2,309	2,333
Total interest expense	2,309	2,396	4,555	4,921
Net interest income	16,962	17,402	34,126	34,550
Provision for (recovery of) loan losses	(752)	321	(1,716)	334
Net interest income after provision for (recovery of) loan losses	17,714	17,081	35,842	34,216
Non-interest income:
Deposit-related fees and charges	2,949	3,003	5,752	5,861
Brokerage and insurance commissions	822	691	1,988	1,378
Mortgage banking revenue, net	974	792	1,841	1,422
Loan-related fees	490	586	927	811
Income from bank-owned life insurance ("BOLI")	473	582	942	1,050
Gain (loss) on real estate held for investment	154	-	(166)	-
Other non-interest income	45	50	170	77
Total non-interest income	5,907	5,704	11,454	10,599
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	11,066	10,153	22,230	20,013
Occupancy, equipment, and data processing costs	3,315	3,014	7,115	6,364
Federal deposit insurance premiums	358	372	728	746
Advertising and marketing	555	505	868	969
Losses and expenses on foreclosed real estate, net	393	607	539	967
Other non-interest expense	2,255	2,569	4,520	4,920
Total non-interest expense	17,942	17,220	36,000	33,979
Income before income tax expense	5,679	5,565	11,296	10,836
Income tax expense	2,090	1,988	4,154	4,427
Net income before non-controlling interest	3,589	3,577	7,142	6,409
Net loss attributable to non-controlling interest	-	1	-	13
Net income	$3,589	$3,578	$7,142	$6,422

Per share data:
Earnings per share-basic	$0.08	$0.08	$0.15	$0.14
Earnings per share-diluted	$0.08	$0.08	$0.15	$0.14
Cash dividends paid	$0.05	$0.04	$0.09	$0.07

12

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Loan Originations and Sales
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$17,880	$24,732	$46,415	$43,570
Commercial real estate	17,912	7,384	28,216	14,297
Multi-family	15,798	49,284	35,251	57,472
Construction and development	101,825	28,602	136,808	32,552
Total commercial loans	153,415	110,002	246,690	147,891
Retail loans
One- to four-family first mortgages	25,888	15,289	40,602	30,316
Home equity	9,769	8,818	15,829	16,705
Other consumer	434	394	752	730
Total retail loans	36,091	24,501	57,183	47,751
Total loans originated for portfolio	$189,506	$134,503	$303,873	$195,642

Mortgage loans originated for sale	$30,465	$19,219	$56,595	$32,262

Mortgage loan sales	$30,638	$18,076	$56,008	$28,713

	June 30	December 31
	2015	2014
Loan Portfolio Analysis
Commercial loans:
Commercial and industrial	$210,690	$226,537
Commercial real estate	273,218	263,512
Multi-family real estate	349,288	322,413
Construction and development loans:
Commercial real estate	39,780	42,405
Multi-family real estate	276,371	211,239
Land and land development	7,706	5,069
Total construction and development	323,857	258,713
Total commercial loans	1,157,053	1,071,175
Retail loans:
One- to four-family first mortgages
Permanent	467,034	480,102
Construction	31,774	23,905
Total one- to four-family first mortgages	498,808	504,007
Home equity loans:
Fixed term home equity	130,630	139,046
Home equity lines of credit	76,140	80,692
Total home equity loans	206,770	219,738
Other consumer loans:
Student	8,922	9,692
Other	11,566	12,681
Total consumer loans	20,488	22,373
Total retail loans	726,066	746,118
Gross loans receivable	1,883,119	1,817,293
Undisbursed loan proceeds	(233,286)	(162,471)
Allowance for loan losses	(20,040)	(22,289)
Deferred fees and costs, net	(1,302)	(1,230)
Total loans receivable, net	$1,628,491	$1,631,303

Loans serviced for others	$1,062,404	$1,087,107

13

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
	2015	2014
Non-Performing Loans and Assets
Non-accrual commercial loans:
Commercial and industrial	$130	$201
Commercial real estate	4,264	4,309
Multi-family	1,381	1,402
Construction and development	783	803
Total commercial loans	6,558	6,715
Non-accrual retail loans:
One- to four-family first mortgages	4,066	4,148
Home equity	488	493
Other consumer	61	108
Total non-accrual retail loans	4,615	4,749
Total non-accrual loans	11,173	11,464
Accruing loans delinquent 90 days or more	172	540
Total non-performing loans	11,345	12,004
Foreclosed real estate and repossessed assets	3,779	4,668
Total non-performing assets	$15,124	$16,672
Non-performing loans to loans receivable, net	0.70%	0.74%
Non-performing assets to total assets	0.62%	0.72%

	June 30	December 31
	2015	2014
Special Mention and Substandard Loans
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$14,534	$16,895
Commercial real estate	46,934	52,140
Multi-family	9,538	10,654
Construction and development	2,136	2,166
Total commercial loans	73,142	81,855
Retail loans:
One- to four-family first mortgages	6,037	6,431
Home equity	488	493
Other consumer	90	108
Total retail loans	6,615	7,032
Total	$79,757	$88,887

	Six Months Ended June 30
	2015	2014
Activity in Allowance for Loan Losses
Balance at the beginning of the period	$22,289	23,565
Provision for (recovery of) loan losses	(1,716)	334
Charge-offs:
Commercial and industrial	(74)	-
Commercial real estate	(69)	(557)
Multi-family	-	(241)
Construction and development	-	-
One- to four-family first mortgages	(218)	(429)
Home equity	(42)	(72)
Other consumer	(306)	(239)
Total charge-offs	(709)	(1,538)
Recoveries:
Commercial and industrial	6	1
Commercial real estate	83	129
Multi-family	-	-
Construction and development	-	142
One- to four-family first mortgages	41	135
Home equity	21	11
Other consumer	25	15
Total recoveries	176	433
Net charge-offs	(533)	(1,105)
Balance at end of period	$20,040	22,794
Net charge-offs to average loans, annualized	0.07%	0.15%

	June 30	December 31
	2015	2014
Allowance Ratios
Allowance for loan losses to non-performing loans	176.64%	185.68%
Allowance for loan losses to total loans	1.23%	1.37%

14

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	June 30	December 31
	2015	2014
Deposit Liabilities Analysis
Non-interest-bearing checking	$206,347	$187,852
Interest-bearing checking	246,059	253,595
Savings accounts	220,433	220,557
Money market accounts	531,223	532,705
Certificates of deposit	528,040	524,047
Total deposit liabilities	$1,732,102	$1,718,756

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Selected Operating Ratios
Net interest margin (1)	3.11%	3.32%	3.15%	3.29%
Net interest rate spread	3.02%	3.24%	3.07%	3.22%
Return on average assets	0.60%	0.61%	0.60%	0.55%
Return on average shareholders' equity	5.10%	5.03%	5.07%	4.53%
Efficiency ratio (2)	78.46%	74.53%	78.98%	75.26%
Non-interest expense as a percent of average assets	2.99%	2.96%	3.02%	2.92%
Shareholders' equity to total assets at end of period	11.53%	12.22%	11.53%	12.22%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income for the periods indicated.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Other Information
Average earning assets	$2,183,110	$2,098,722	$2,168,543	$2,099,269
Average assets	2,399,513	2,327,977	2,386,272	2,328,522
Average interest bearing liabilities	1,828,437	1,806,422	1,817,408	1,809,114
Average shareholders' equity	281,468	284,692	281,514	283,529
Weighted average number of shares outstanding:
As used in basic earnings per share	46,025,946	46,292,016	46,156,752	46,286,760
As used in diluted earnings per share	46,426,874	46,526,843	46,541,344	46,558,598

	June 30	December 31
	2015	2014
Number of shares outstanding (net of treasury shares)	46,049,725	46,568,284
Book value per share	$6.06	$6.03

15